Exhibit 10.1

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is dated as of June 28, 2024 (the “Signing Date”), by and among:

(1) TH International Limited, a Cayman Islands exempted company (the “Seller”);

(2) PLK APAC Pte. Ltd., a private limited company organized under the laws of Singapore (the “Purchaser”); and

(3) PLKC International Limited, a Cayman Islands exempted company (the “Company”).

Each of the Seller, the Purchaser and the Company is hereinafter referred to as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Seller is the sole shareholder of the Company, which, in turn, is the sole shareholder of PLKC HK International Limited, a limited liability company organized and existing under the laws of Hong Kong (“PLKC HK”). PLKC HK is the sole shareholder of Bobipai (Shanghai) Catering Management Co., Ltd., a company organized under the laws of the PRC (the “China OpCo”, together with the Company and PLKC HK, the “Targets”, and each a “Target”);

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Equity Securities of the Company, representing 100% of the Company’s issued share capital (the “Company Shares”) pursuant to the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Parties desire to enter into this Agreement on the terms and conditions set forth herein and to make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
Definitions

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“A&R MDA” means the Amended and Restated Master Development Agreement amongst the Purchaser, PLKC HK and the Company dated March 30, 2023, which the Parties agree was terminated by the Purchaser on May 2, 2024.

“Action” means claim, action, suit, proceeding, arbitration, complaint, charge or other investigation.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Affiliate” of a Person (the “Subject Person”) means (a) in the case of a Subject Person other than a natural Person, a Person who, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Subject Person and (b) in the case of a Subject Person who is a natural Person, a Person who is such Subject Person’s Relative, or is directly or indirectly Controlled by such Subject Person and/or such Relatives, or is a trust for the benefit of such Subject Person and/or such Relatives.

“Agreed Hold Back Amount” means [****].

“Agreement” has the meaning ascribed to it in the Preamble.

“Amendment to the JVIA Termination Agreement” means the deed (substantially in the form set forth in Exhibit A) setting forth certain amendments to the JVIA Termination Agreement, to be executed and delivered by the parties named therein on the Closing Date.

“Anti-Bribery Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended or superseded, (b) the Canadian Corruption of Foreign Public Officials Act, S.C. 1998, c. 34, as amended or superseded, the Corruption and Disobedience sections of the Canadian Criminal Code, RSC 1985, c. C-46, the Penal Code 1871, (c) the Prevention of Corruption Act 1960, (d) the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act 1992, and (e) all other anti-corruption, anti-bribery, fraud, kickback, anti-money laundering, anti-boycott Laws, regulations or orders, and all similar Laws (in the case of clause (e), only to the extent applicable to the Targets).

“Approvals” has the meaning ascribed to it in Section 3.4.

“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of May 31, 2024.

“Benefit Plans” of any Person means any deferred compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, profit sharing, pension, or retirement plan and each other employee benefit plan, program, agreement or arrangement (whether written or unwritten), including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA (whether or not subject to ERISA), maintained, sponsored or contributed to, or required to be contributed to, by a Person for the benefit of any current or former employee or individual service provider of such Person, or with respect to which such Person has any Liability.

“Bulletin 7” has the meaning ascribed to it in Section 5.3.

“Business Cooperation Agreement” means the Business Cooperation Agreement, dated as of July 1, 2023, entered into by and between DataCo and China OpCo.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York City, New York; Hong Kong; or the Cayman Islands are authorized to close for business.

“Cayman Act” means the Cayman Islands Companies Act (2023 Revision), as amended.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), shareholders’ agreement, memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, as applicable, of such legal entity.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“China OpCo” has the meaning ascribed to it in the Recitals.

“China OpCo Shares” means all the Equity Securities, representing 100% of the ownership over the registered capital and/or issued share capital, of the China OpCo.

“Closing” has the meaning ascribed to it in Section 2.5.

“Closing Date” has the meaning ascribed to it in Section 2.5.

“Closing Payment Amount” has the meaning ascribed to it in Section 2.2.

“Company” has the meaning ascribed to it in the Preamble.

“Company Leases” has the meaning ascribed to it in Section 3.13.

“Company Shares” has the meaning ascribed to it in the Recitals.

“Confidential Information” means (a) the PLK Confidential Information and (b) the Transaction Confidential Information.

“Contract” means a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” means, as used with respect to any Person, the possession, directly or indirectly, of the power or authority to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; for the avoidance of doubt, such power or authority shall conclusively be presumed to exist by possession of (a) the beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be casted at a meeting of the members or shareholders of such Person, or (b) the power to appoint or elect a majority of the members of the board of directors or equivalent governing body of such Person. The terms “Controlled by” and “under common Control with” shall have correlative meanings.

“DataCo” means Pangaea Data Tech (Shanghai) Co., Ltd., a company incorporated and existing under the Laws of PRC.

“Data Protection Laws” means any applicable Laws relating to data privacy, data protection and data security, including with respect to the collection, use, storage, transmission, disclosure, transfer (including cross-border transfer), processing, retention, and disposal of personal information as that, or a similar or equivalent, term is defined under such applicable Law.

“Disputed Amounts” has the meaning ascribed to in Section 2.3(vii).

“Equity Securities” means (a) with respect to the Company, the equity securities in the Company, including the Ordinary Shares, the Redeemable Shares and other equity securities (including any securities convertible into, exchangeable for or exercisable for any equity securities or any equity-linked securities), and (b) with respect to any other Person, the equity interest or equity securities (including any securities convertible into, exchangeable for or exercisable for any equity securities or any equity-linked securities) of such Person.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Exchange Rate” means the official exchange rate published by Bloomberg L.P. (or if this rate is unavailable or is no longer published, the rate published by The Wall Street Journal or such other internationally recognized third party financial information publisher designated by the Purchaser) for the exchange of the currency in question on the date applicable to any currency conversion.

“Existing Contracts” means all Contracts to which any Target is a party or by which any of their properties or assets may be bound, subject or affected.

“Finally Determined” means when a claim or dispute has been finally determined by a court of competent jurisdiction or other agreed-upon governing party and either (a) no associated appeal has timely been sought if capable of being sought, or (b) appellate rights properly exercised have otherwise been exhausted.

“Financial Statements” mean the Balance Sheet, the unaudited consolidated financial statements of the Company for the three months ended March 31, 2024 and the unaudited consolidated financial statements of the Company for the year ended December 31, 2023.

“Food Safety Laws” means any Law governing the use, purchasing, growing, manufacture, processing, packing, holding, distributing, storage, transporting, importing, exporting, sale, labeling, advertising or marketing of food, food additives, and food-related products, including ingredients or components thereof, food and beverage services, including any applicable Laws that relate to health and food safety in the PRC, and any regulations promulgated thereof.

“GAAP” means generally accepted accounting principles of the United States of America.

“Governmental Authority” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization or national or international stock exchange on which the securities of the applicable Party or its Affiliates are listed.

“Hold Back Payment Date” means [****].

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“[****]”

“Independent Accountant” has the meaning ascribed to in Section 2.3(viii).

“Indemnifiable Loss” means, with respect to any Person, any damage, expense, liability, loss or penalty, together with all reasonable and documented legal fees and expenses incurred in the prosecution and defense of claims therefor and amounts paid in settlement thereof, that are actually imposed on or otherwise actually incurred or suffered by such Person.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Injunction” has the meaning ascribed to it in Section 6.1(a).

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, whether registered or unregistered, together with the goodwill connected with the use thereof and symbolized thereby, including all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, copyrightable materials and works of authorship, whether registered or unregistered, including all applications and registrations of any of the foregoing; (iv) trade secrets, know-how, inventions (whether or not patentable), technology and proprietary or confidential information and all rights therein; (v) rights in software, data, databases and documents relating to any of the foregoing; (vi) internet domain names and social media accounts and pages; and (vii) other intellectual or industrial property and related proprietary rights, interests, and protections.

“IT Systems” means all software, computer systems, servers, networks, databases, computer hardware and equipment, interfaces, platforms, and peripherals that are owned or controlled by the Targets or used in the conduct of their business.

“JVIA” means the Joint Venture and Investment Agreement, dated as of March 30, 2023, entered into by and among Pangaea Three Acquisition Holdings IV, Limited, the Purchaser, the Company and Pangaea Three-B, LP.

“JVIA Termination Agreement” means the JVIA termination and non-compete agreement executed and delivered by the parties named therein on March 30, 2023.

“Laws” means any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or order of any Governmental Authority, including any rules promulgated by a stock exchange or regulatory body.

“Leased Real Property” has the meaning ascribed to it in Section 3.13(b).

“Liabilities” has the meaning ascribed to it in Section 3.8(a).

“Lien” means any encumbrance, right, interest or restriction, including any mortgage, judgment lien, materialman’s lien, mechanic’s lien, other lien (statutory or otherwise), charge, security interest, pledge, hypothecation, encroachment, easement, title defect, title retention agreement, voting trust agreement, right of pre-emption, right of first refusal, claim, option, limitation, forfeiture, penalty, equity, adverse interest or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing.

“Long Stop Date” has the meaning ascribed to it in Section 8.1(b).

“Material Contract” has the meaning ascribed to it in Section 3.15(a).

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Material Adverse Effect” means, with respect to the Targets, any change, event, circumstance or effect that, individually or in the aggregate, together with all other changes, events, circumstances or effects, has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Targets (taken as a whole), other than a change, event, circumstance or effect to the extent resulting from one or more of the following: (i) the effect of any change in the PRC or foreign economies or capital, credit or financial markets in general; (ii) the effect of any change that generally affects any industry or geographical areas in which the Targets operates; (iii) the effect of any change arising in connection with hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (iv) the effect of any action taken by the Purchaser or its Affiliates with respect to the transactions contemplated by this Agreement and the other Transaction Documents; (v) the effect of any earthquakes, hurricanes, tornadoes, flooding or other natural disasters; (vi) the effect of any changes in applicable Laws, GAAP or interpretations thereof; (vii) any effect resulting from the public announcement or pendency of this Agreement or the transactions contemplated hereby; (viii) any effect resulting from compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; (ix) any effect resulting from any action required to be taken under any Law or any Existing Contract by which any of the Targets is bound; provided, however, that, in the case of the foregoing clauses (i), (ii), (iii), (v) and (vi), any such change, event, circumstance or effect shall not be deemed to be included in such clauses if, and solely to the extent, it has a materially disproportionate adverse effect on the business, assets, liabilities, results of operations or financial condition of the Targets (taken as a whole) as compared to other Persons similarly situated in the same industry.

“Objection Notice” has the meaning ascribed to it in Section 2.3(vii).

“Ordinary Shares” means the ordinary shares with a par value of US$0.0001 per share in the share capital of the Company.

“Original SPA” means the share purchase agreement dated March 30, 2023 by and among Cartesian, the Seller, the Purchaser, and the Company.

“Original SPA Termination Agreement” means the agreement (substantially in the form set forth in Exhibit B) to be entered into amongst the parties to the Original SPA in relation to the termination of any outstanding obligations of the Seller under the Original SPA on and subject to the terms and conditions thereof.

“Party” has the meaning ascribed to it in the Preamble.

“Person” means any individual or any partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“PLK Confidential Information” means information relating to any of the Targets, the Purchaser and/or its Affiliates (including the Purchaser’s or any of its Affiliates’ trade dress, restaurant and packaging design specifications and strategies, brand standards, information relating to business plans, branding and design, operations manuals, specifications and operating procedures, training material, marketing and business information, marketing strategy and marketing programs, plans and methods, food specifications (including recipes, prepared mixtures or blends of spices and other food products), details of suppliers and distributors, and sources of supply and distribution, sales, contractual and financial arrangements and all other information and knowledge relating to the methods of operating and the functional know-how applicable to any system or brand operated by the Purchaser or its Affiliates) but excluding any information that is or becomes available in the public domain other than by reason of the breach of the confidentiality obligations hereunder.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“PLKC HK” has the meaning ascribed to it in the Recitals.

“PLKC HK Shares” means all the Equity Securities, representing 100% of the issued share capital, of PLKC HK.

“PRC” means the People’s Republic of China, and solely for the purpose of this Agreement, excludes Hong Kong, Macau, and Taiwan.

“Purchase Price” means [****].

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Party” has the meaning ascribed to it in Section 7.1.

“Purchaser’s Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, and Section 4.3.

“Redeemable Shares” means the class of redeemable shares with a par value of US$0.0001 in the share capital of the Company having voting rights and other rights set out in the Charter Documents of the Company, which by their terms of issue are redeemable by the Company in accordance with the terms of the Charter Documents of the Company.

“Relative” of a natural Person means the spouse of such Person and any parent, step-parent, grandparent, child, step-child, grandchild, sibling, step-sibling, cousin, in-law, uncle, aunt, nephew, niece or great-grandparent of such Person or such Person’s spouse.

“Representative” means, with respect to a Party, its Affiliates, its or its Affiliates’ respective directors, officers, members, employees, current or bona fide prospective investors, limited or general partners, shareholders, lenders, accountants, auditors, business or financial advisors, and attorneys.

“Review Period” has the meaning ascribed to in Section 2.3(iv).

“RMB” means the lawful currency of the People’s Republic of China.

“SAMR” means the State Administration for Market Regulation of the PRC and/or its local counterparts.

“Securities Act” means the United States Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder.

“Seller” has the meaning ascribed to it in the Preamble.

“Seller Disclosure Schedule” has the meaning ascribed to it in Article III.

“Seller’s Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.4, Section 3.5, Section 3.6, and Section 3.7.

“Seller Indemnified Party” has the meaning ascribed to it in Section 7.2.

“Seller’s Knowledge” means, with respect to matters pertaining to the Targets, the actual knowledge, after reasonable inquiry, of Yongchen Lu, Albert Li and Jason Ge.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Social Insurance” means any form of social security insurance and housing funds required under applicable Laws of the PRC, including without limitation, pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, and housing accumulation funds.

“Subsidiary” means, with respect to any Person, each other Person in which the first Person (a) owns, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests; (b) holds, directly or indirectly, the rights to more than fifty percent (50%) of the economic interest of such other Person, including interests held through a nominee holding structure; (c) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions; or (d) otherwise Controls such other Person.

“Signing Date” has the meaning ascribed to it in the Preamble.

“Target” or “Targets” has the meaning ascribed to it in the Recitals.

“Target Shares” means, collectively, the Company Shares, the PLKC HK Shares and the China OpCo Shares.

“Tax” or “Taxes” means any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education tax), property (including urban real estate tax and land use taxes), documentation (including stamp duty and deed tax), filing, recording, Social Insurance, tariffs (including import duty and import value-added tax), and estimated and provisional taxes of any kind whatsoever, and all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any of the foregoing tax items.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“TH China” means Tim Hortons (China) Holdings Co., Ltd., a Subsidiary of the Seller, organized and existing under the Laws of PRC.

“[****]”

“TH Shanghai” means Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd., a Subsidiary of the Seller, organized and existing under the Laws of PRC.

“Transaction Confidential Information” means the terms and conditions of the Transaction Documents, including the existence thereof.

“Transaction Documents” means this Agreement, the Transition Services Agreement, and any other agreement, document or instrument expressly required to be executed and delivered in connection with the transactions contemplated by this Agreement.

“Transaction Expenses Amount” means [****].

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Transaction Tax Filings” has the meaning ascribed to it in Section 5.3.

“Transferring Contracts” means collectively, (a) all supply and service agreements to which TH China and/or TH Shanghai is a party that relate to the business of China OpCo; (b) labor service agreements for labor dispatch and labor outsourcing arrangements signed with third party labor service companies to which TH China is a party; and (c) the lease agreement or sublease in respect of the office space of China OpCo.

“Transition Services Agreement” means the transition services agreement to be entered into on or about the date hereof amongst the Purchaser, the Company, the Seller and certain of the Seller’s Subsidiaries.

“[****]”

“[****]”

“US$” or “U.S. dollars” means the lawful currency of the United States of America.

“VAT” has the meaning ascribed to it in Section 3.16.

Section 1.2 Interpretation and Rules of Construction.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) the provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(ii) any reference in this Agreement to an Article, Section, Exhibit or Schedule is to an Article or Section of, or a Schedule or Exhibit to, this Agreement, unless otherwise indicated. All Exhibits and Schedules hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(iii) any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(iv) the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(v) the term “or” is not exclusive;

(vi) words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(vii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded;

(viii) references to “writing,” “written” and comparable expressions include any mode of reproducing words in a legible and non-transitory form including emails and faxes, provided the sender complies with the provisions of Section 9.6;

(ix) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;

(x) references to “day” mean a calendar day unless otherwise indicated as a “Business Day”;

(xi) if any payment hereunder would have been, but for this Section 1.2(a)(xi), due and payable on a date that is not a Business Day, then such payment shall instead be due and payable on the first Business Day after such date;

(xii) the term “non-assessable,” when used with respect to any shares, means that no further sums are required to be paid by the holders thereof in connection with the issue thereof;

(xiii) any share number or share price calculation shall be appropriately adjusted to take into account any share split, share dividends, share consolidation, share combination, recapitalization, bonus issue or similar event; and

(xiv) references to any agreement, Contract or document are references to that agreement, Contract or document as may be amended, restated, consolidated, supplemented, novated, replaced or otherwise modified from time to time.

(b) In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c) An action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if such action is consistent with the past customs and practices of such Person and is taken in the course of normal day-to-day operations of such Person.

(d) Subject to Section 2.3(iii), any amount to be converted from USD to RMB (or vice versa) for the purposes of this Agreement (including for the purposes of applying a reference to any monetary sum expressed in US$ in this Agreement) shall be converted at the Exchange Rate on the third Business Day prior to the date of this Agreement.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Article II
Purchase and Sale of Company Shares; Closing

Section 2.1 Purchase and Sale. Subject to the terms and conditions hereof, at the Closing, the Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, the Company Shares, free and clear of any Liens, and together with all rights attaching to them, in exchange for the Purchase Price.

Section 2.2 Closing Payment Amount. On the Closing Date, the Purchaser will pay to the Seller, an aggregate amount equal to (a) the Purchase Price, plus (b) an amount of [****] to settle certain intercompany liabilities owed by the Targets to the Seller, minus (c) the Transaction Expenses Amount, minus (d) the Agreed Hold Back Amount (such net amount equal to US$9,042,565, the “Closing Payment Amount”), by wire transfer of immediately available funds to the bank account of the Seller.

Section 2.3 Hold Back.

(i) The Purchaser will pay to the Seller, on the Hold Back Payment Date, an aggregate amount equal to (a) the Agreed Hold Back Amount, minus (b) the [****], minus (c) the [****], if applicable.

(ii) The Seller shall notify the Purchaser (and provide to the Purchaser such relevant information as is reasonably available) as soon as practicable if it becomes aware of the existence of any [****] or breach or inaccuracy in any representation or warranty made by the Seller in [****] of this Agreement. The Purchaser shall, on the 121st day after the Closing Date, notify the Seller (and provide to the Seller such relevant and supporting information as is reasonably available) [****]. The Purchaser shall, acting reasonably and in good faith, consult with the Seller in its determination of [****] (it being agreed that, subject to the foregoing, the total amount of [****] as determined by the Purchaser shall be final and binding on the Parties for purposes of calculating the payment to be made by the Purchaser pursuant to Section 2.3(i)).

(iii) Where the value of the relevant [****] is expressed in a currency other than US Dollars, the value of each such [****] shall be translated into US Dollars by reference to the Exchange Rate on the date such [****] was paid or incurred (as applicable).

(iv) No later than one hundred and ten (110) days after the Closing Date, the Purchaser will prepare and deliver to the Seller a statement [****] setting forth the Purchaser’s good faith calculation (as of the Closing Date) of the [****]. The foregoing calculations will be accompanied by reasonable supporting detail therefor.

(v) In the event the total amount of [****] as set forth in the [****] is [****] or less, such [****] will be final, binding, non-appealable, and conclusive on the Parties and will be the “[****]” for purposes of calculating the payment to be made by the Purchaser pursuant to Section 2.3(i).

(vi) In the event the total amount of [****] as set forth in the [****] is in excess of [****], during the period commencing on the date the [****] is delivered to the Seller and ending ten (10) days thereafter (the “Review Period”), the Purchaser will provide the Seller and its Representatives with reasonable access during normal business hours, with at least twenty-four (24) hours prior written notice, to the financial books and records and other information of the Targets (including providing copies thereof) as the Seller may reasonably request and any working papers, documents, and data from the Purchaser and/or the Company that were used to prepare the [****].

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(vii) During the Review Period, the Seller may provide written notice to the Purchaser disputing all or any part of the [****], specifying in reasonable detail those items that the Seller disputes (the proposed adjustment(s) or disputed item(s) to which the Seller objects are referred to herein as the “Disputed Amounts” and the Seller’s objection notice is referred to herein as the “Objection Notice”). If the Seller does not provide an Objection Notice with respect to any such amounts prior to the expiration of the Review Period, any such amounts not so objected to will be final, binding, non-appealable, and conclusive on the Parties.

(viii) The Seller and the Purchaser will attempt to resolve promptly the Disputed Amounts raised in the Objection Notice in good faith, and if the Seller and the Purchaser are able to resolve the Disputed Amounts within five (5) days following the Purchaser’s receipt of the Objection Notice, the [****] as adjusted for any Disputed Amounts so resolved will be final, binding, non-appealable, and conclusive on the Parties. If the Seller and the Purchaser are unable to resolve the Disputed Amounts within five (5) days following the Purchaser’s receipt of the Objection Notice, the Seller and the Purchaser will retain for the benefit of all the Parties a nationally recognized public accounting firm chosen jointly by the Seller and the Purchaser (each, acting reasonably) (the “Independent Accountant”) to resolve any remaining Disputed Amounts. If the Independent Accountant is retained, then the Independent Accountant will, within thirty (30) days after it is retained, determine those items in dispute on the [****] and render its decision as to the Disputed Amounts in a written report, detailing the resolution of the dispute, the reasons and explanations therefor and the resulting calculation of the [****]. The decision of the Independent Accountant will, absent manifest error, be final, binding, non-appealable, and conclusive on the Parties. In resolving any Disputed Amount, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party in the [****] or the Objection Notice, as the case may be.

(ix) The costs and expenses of the Independent Accountant will be allocated between the Purchaser, on the one hand, and the Seller, on the other hand, in the same proportion that the aggregate amount of the Disputed Amounts submitted to the Independent Accountant that is unsuccessfully disputed or defended, as applicable, by such Party (as finally determined by the Independent Accountant) bears to the total amount of Disputed Amounts submitted.

(x) The final and binding amount of the [****] as finally determined in accordance with this Section 2.3, will be the “[****]” for purposes of calculating the payment to be made by the Purchaser pursuant to Section 2.3(i).

Section 2.4 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Company Shares (the “Closing”) shall take place via the remote exchange of electronic documents and signatures on the date that is the next Business Day after the satisfaction or valid waiver of each of the conditions set forth in Section 6.1, Section 6.2 and Section 6.3 (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing) or such other time as the Seller and the Purchaser shall mutually agree (the date on which the Closing occurs shall be referred to as the “Closing Date”).

Section 2.6 Seller Closing Deliverables. At the Closing, the Seller shall and shall direct the Company to deliver or cause to be delivered to the Purchaser:

(a) copies of the duly adopted board resolutions of the Seller approving the transactions contemplated hereby and any other relevant documents required or necessary for the consummation of the transactions contemplated hereby in accordance with the existing Charter Documents of the Seller;

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(b) a copy of the duly adopted board resolutions of the Company approving, amongst others, the transactions contemplated hereby and any other relevant documents required for the consummation of the transactions contemplated hereby in accordance with the existing Charter Documents of the company, the appointment of the Purchaser’s nominees as director(s) of the Company, the resignation of Peter Yu, Gregory Armstrong, Paul Hong and Andrew Wehrley as directors of the Company, instructing the registered office provider of the Company to update the register of members of the Company to reflect the transfer of the Company Shares to the Purchaser and the register of directors of the Company to reflect the new composition the board of directors at Closing;

(c) a signed instrument of transfer in respect of the transfer of the Company Shares in favour of the Purchaser;

(d) the original share certificate(s) for the Company Shares (or an indemnity for any lost share certificate(s));

(e) a copy of the register of members of the Company, dated as of the Closing Date and duly certified by a director of the Company or the registered share registrar of the Company, evidencing that the Purchaser is the record owner of the Company Shares as of the Closing Date;

(f) a signed letter of resignation from each of Peter Yu, Greg Armstrong, Paul Hong and Andrew Wehrley resigning at Closing, as a director of each Target, as applicable;

(g) a certificate of good standing of the Company dated no earlier than 7 Business Days before the Closing Date;

(h) a copy of the Original SPA Termination Agreement, executed by the Seller;

(i) a copy of the Amendment to the JVIA Termination Agreement, executed by the Seller;

(j) a copy of the Transition Services Agreement, executed by each of the parties thereto (other than the Purchaser); and

(k) a signed letter of resignation from Lu Yongcheng resigning at Closing as executive director of China OpCo.

Section 2.7 Purchaser Closing Deliverables. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller:

(a) copies of the duly adopted resolutions of the board of directors of the Purchaser approving the transactions contemplated hereby;

(b) evidence that the Closing Payment Amount has been wire transferred to the Seller; and

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(c) a copy of the Original SPA Termination Agreement, executed by the Purchaser;

(d) a copy of the Amendment to the JVIA Termination Agreement, executed by the Purchaser; and

(e) a copy of the Transition Services Agreement, executed by the Purchaser.

Section 2.8 Breach of Closing Obligations. If (i) the Purchaser fails to comply with its material obligations set forth in Section 2.2 or Section 2.7, or (ii) the Seller fails to comply with its material obligations set forth in Section 2.6, as applicable, then the Seller, in the case of non-compliance by the Purchaser, or the Purchaser, in the case of non-compliance by the Seller, shall be entitled (in addition to and without prejudice to all other rights or remedies available) by written notice to the Purchaser or the Seller, as the case may be, to fix a new date for Closing, and the provisions of this Section 2 shall apply to Closing as deferred.

Article III
Representations and Warranties of the Seller

Except as set forth in the disclosure schedules delivered by the Seller to the Purchaser on the date of this Agreement (the “Seller Disclosure Schedule”), each section of which qualifies the correspondingly numbered representation or warranty specified therein and such other representation or warranty where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure, the Seller, represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date (except for such warranties that speak as of a specified date, in which case, such warranties shall be made as of such specified date), the representations and warranties set forth below:

Section 3.1 Organization and Standing of Seller. The Seller is duly incorporated, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or establishment and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted, except to the extent that such lack of power and authority, or failure to be in good standing, would not prevent or materially delay or materially impair the performance by the Seller of its obligations under this Agreement or the consummation of the transactions contemplated by the Transaction Documents.

Section 3.2 Authority and Enforceability of Seller. The Seller has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All corporate action on the part of the Seller necessary to authorize the execution and delivery by the Seller of the Transaction Documents to which it is a party, the performance of all obligations of the Seller thereunder, and the sale of the Company Shares from the Seller to the Purchaser has been taken or will be taken prior to the Closing. All corporate actions on the part of the Company necessary for the Seller to execute and deliver the Transaction Documents to which it is a party, the performance of all obligations of the Seller thereunder, and the sale of the Company Shares to the Purchaser has been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by the Seller, and each of the other Transaction Documents to which the Seller is a party will be duly executed and delivered by the Seller. This Agreement and each of the other Transaction Documents are, or when executed and delivered by the Seller shall be (assuming due execution and delivery by each of the other parties thereto), valid and legally binding obligations of the Seller enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and to general equity principles.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Section 3.3 Organization, Standing and Qualification of the Targets. Each Target is duly incorporated, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or establishment and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted, and to perform each of its obligations hereunder and under any other Transaction Document to which it is a party. Each Target is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property to be owned, leased or operated by it or the nature of the business to be conducted by it makes such qualification or licensing necessary, to the extent that the concepts of “good standing” and “qualified to do business” are applicable in their respective jurisdictions of incorporation.

Section 3.4 No Conflicts. Neither the execution, delivery or performance of and compliance with this Agreement and other Transaction Documents to which the Seller is a party, nor the consummation of the transactions contemplated hereby or thereby by the Seller, will (a) result in any violation or breach of any Target’s Charter Documents, (b) result in any violation, breach or default under any material Contract to which the Seller or a Target is a party, (c) violate any applicable Law in any material respect on the part of the Seller or a Target, or (d) require any consents, waivers, permits, approvals, orders, licenses, authorizations, registrations, qualifications, designations, declarations or filings (collectively, “Approvals”) by or with any Governmental Authority or any third party on the part of the Seller or a Target.

Section 3.5 Shares. Each of the Seller, the Company and PLKC HK, is the sole and beneficial owner of the Company Shares, PLKC HK Shares and the China OpCo Shares, respectively, and has valid and marketable title to the Company Shares, PLKC HK Shares and the China OpCo Shares, respectively, free and clear of any Liens. Upon the transfer of the Company Shares and payment therefor in accordance with the terms of this Agreement, the Purchaser shall own all of the Company Shares, free and clear of all Liens.

Section 3.6 Capitalization of the Company.

(a) The authorized share capital of the Company consists of (i) 200,000,000 Ordinary Shares, of which 40,000 Ordinary Shares are issued and outstanding; and (ii) 300,000,000 Redeemable Shares, of which 60,000 Redeemable Shares are issued and outstanding and together constitute the Company Shares. Except as set forth in Section 3.6(a) of the Seller Disclosure Schedule, all the Target Shares are duly authorized, validly issued, fully paid and nonassessable, and owned of record and beneficially by the Seller, free and clear of all Liens. The Company Shares, PLKC HK Shares and the China OpCo Shares represent 100% of the issued share capital of the Company, PLKC HK and the China OpCo, respectively. All of the Target Shares have been issued in compliance with applicable Laws. None of the Target Shares have been issued in violation of any agreement or commitment to which the Seller or any Target is a party or is subject to or in violation of any preemptive or similar rights of any Governmental Authority or any other Person.

(b) There are no outstanding or authorized Equity Securities, or other rights, agreements, or commitments relating to Equity Securities of the Company, PLKC HK or China OpCo, or obligating the Seller, Company, PLKC HK or China OpCo to issue or sell any Equity Securities of, or any other interest in, the Company, PLKC HK or China OpCo, respectively. There are no voting trusts, shareholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Target Shares.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Section 3.7 No Subsidiaries. As of the date of this Agreement, except for the Company’s direct and indirect ownership of PLKC HK and the China OpCo, respectively, the Company, PLKC HK and the China OpCo do not have, or have the right to acquire, an ownership interest in any other Person.

Section 3.8 Undisclosed Liabilities; Intragroup Arrangements.

(a) The Targets have no liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated or otherwise (collectively, “Liabilities”) except for (i) Liabilities reflected or reserved against in the Balance Sheet, (ii) Liabilities set forth in Section 3.8(a) of the Seller Disclosure Schedule, (iii) Liabilities incurred in the Ordinary Course of Business since May 31, 2024, and (iv) Liabilities incurred in connection with the transactions contemplated by the Transaction Documents.

(b) Except as set forth on Section 3.8(b) of the Seller Disclosure Schedule and the Transition Services Agreement, there are no agreements in place between a Target on the one hand, and the Seller or any of its Affiliates, on the other hand, or between any Target on the one hand and any of the Target’s directors or officers or his/her Affiliates on the other hand (other than the employment contracts entered into in the Ordinary Course of Business).

Section 3.9 Absence of Certain Changes, Events, and Conditions. As of the Signing Date, the Company has conducted no business other than its formation and the acquisition and holding of the Equity Securities of PLKC HK. No Target has been subject to any change, event, condition, or development that constitutes, or could reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Compliance with Laws. The Targets have been in compliance in all material respects with all Laws applicable to it and the conduct of its business, and none of the Targets has received written notice or been involved in any Action alleging any material violation of applicable Laws. In addition, no fines, charges or other fees have been imposed or assessed by, or are otherwise due to, any Governmental Authority on the Targets or any of their Affiliates. Each of the Targets and to the Seller’s Knowledge, all of the directors, officers and employees of each Target, have complied with Anti-Bribery Laws. No notice has been issued nor, to the Seller’s Knowledge, has any investigation been commenced relating to breach of any Anti-Bribery Laws.

Section 3.11 No Litigation. There is no Action pending or, to the Seller’s Knowledge, threatened against the Targets or any of its Affiliates (i) relating to or affecting the Targets or any of the Targets’ properties or assets or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and the other Transaction Documents.

Section 3.12 Intellectual Property and IT Security.

(a) The Targets’ rights to use the Intellectual Property necessary for the operation of their business as presently conducted are derived exclusively from its Contracts with the Purchaser, and the Targets do not have any Intellectual Property registered or applied for registration under their names.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(b) None of the Targets have received any written notice from any third Person alleging that the conduct of the Target’s business as currently or formerly conducted or as proposed to be conducted has infringed, misappropriated, or otherwise violated, infringes, misappropriates or otherwise violates, or will infringe, misappropriate, or otherwise violate, the Intellectual Property or other rights of such third Person. The business of the Targets does not infringe, misappropriate, or otherwise violate, any Intellectual Property or other rights of any Person. To the Seller’s Knowledge, no third Person has infringed, misappropriated, or otherwise violated, or infringes, misappropriates, or violates, any Intellectual Property.

(c) None of the Targets is a party to any agreement pursuant to which Intellectual Property has been licensed by any of the Targets to any third party. None of the Targets has granted any rights to any third party to publish or otherwise exploit any Intellectual Property rights or any rights of first negotiation, rights of first refusal or similar rights with respect to the publishing or the exploitation of any Intellectual Property.

(d) The Targets have in place commercially reasonable measures designed to protect the confidentiality, integrity and security of the IT Systems, and commercially reasonable back-up and disaster recovery procedures designed for the continued operation of their businesses in the event of a failure of the IT Systems. There has been no security breach or other unauthorized access to the IT Systems that has resulted in the unauthorized access, use, disclosure, modification, encryption, loss, or destruction of any material information or data contained or stored therein.

(e) The Targets are in compliance, and have always been in compliance, with the Data Protection Laws and the written and published policies of the Targets. China OpCo has a privacy policy regarding the collection, use, storage, processing, transfer, provision, deletion, and disclosure of personal information and has posted such privacy policy in a clear and conspicuous location on all websites and any mobile applications owned or operated by it.

(f) There is no current Action pending, or, to the Seller’s Knowledge, threatened in writing, against the Targets, including by any Governmental Authority, with respect to their collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any personally identifiable information.

(g) No Person (including any Governmental Authority) has commenced any Action relating to the Targets’ (or to Seller’s Knowledge, the DataCo’ s) data privacy, transfer, or security practices, including collection, use, transfer, storage, processing, disclosure, provision, or deletion of personal information maintained by or on behalf of the Targets and/or DataCo, or threatened in writing any such Action, or made any written complaint, investigation, or inquiry relating to such practices.

(h) The China OpCo, and to Seller’s Knowledge, the DataCo, have been in compliance with the Business Cooperation Agreement, and the disposal of the data in relation to the business of China OpCo by DataCo has been in compliance with the Data Protection Laws.

(i) Since July 1, 2023, the aggregate amount incurred in relation to services provided by DataCo to the China OpCo pursuant to the Business Collaboration Agreement is no more than RMB1,000,000.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Section 3.13 Real Property; Assets.

(a) None of the Targets own any real property.

(b) Section 3.13(b) of the Seller Disclosure Schedule lists each Contract pursuant to which the Targets lease, sublease or occupy any real property and the Contract relating to the office space of China OpCo leased by TH China (the “Company Leases”) and each real property leased, subleased, used or occupied by the Targets or TH China under the Company Leases (the “Leased Real Properties”). Each Company Lease is valid, binding and in full force and effect; provided that, in respect of the Company Lease for office space of China OpCo where TH China is the lessee, such Company Lease shall be assigned to China OpCo in accordance with this Agreement. The Targets or TH China (as applicable) are not, and, to the Seller’s Knowledge, no other party to any Company Lease is, in default under any provisions of any Company Lease which would allow the owner or lessor of the Leased Real Property to require the Targets to suspend operations at any Leased Real Property or terminate any Company Lease. The Targets or TH China (as applicable) have a valid and enforceable leasehold interest in or contractual right to use or occupy each Leased Real Property, free and clear of all Liens, other than (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, and (ii) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are matters of record or would be discovered by a current, accurate survey or physical inspection of such real property, in all cases, that do not materially impair the value or materially interfere with the present uses of such real property. The Leased Real Properties constitute all interests in real property currently used, occupied or held by the Targets and are sufficient for carrying on the business and operating the businesses as currently operated by the Targets. With respect to each of the Leased Real Properties, none of the Targets or TH China has received any notice from the owner or lessor of such Leased Real Property indicating an intent to not renew the expired lease for such Leased Real Property or otherwise challenging such Target’s or TH China’s right to remain in possession of such Leased Real Property.

(c) There is no outstanding written notice received by any of the Targets or TH China, and there are no disputes or administrative proceedings involving any restaurants operated by the Targets, in each case, relating to title to or the use of the Leased Real Property which would, if implemented or enforced, be material to the Targets’ businesses, nor, to the Seller’s knowledge, are there any facts or circumstances in existence attributable to the Targets’ or Seller’s actions or failure to act that may give rise to such dispute or administrative proceedings.

(d) To the Seller’s knowledge, there are no condemnation or compulsory purchase proceedings (or local equivalents thereof) pending or threatened or contemplated against any Leased Real Property or any part thereof that would materially impact the operation of any restaurants on the Leased Real Property. None of the Targets nor any of its Affiliates has received written notice of the intention of any Governmental Authority to take or use any Leased Real Property or any part thereof that would materially impact the operation of any restaurants on the Leased Real Property.

(e) None of the Targets or TH China (as applicable) have subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any material portion thereof.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(f) The Targets have a good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, except for statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business that relate to amounts (A) not yet delinquent or that are being contested in good faith through appropriate Actions and (B) for which appropriate reserves have been established in accordance with GAAP.

Section 3.14 Employees and Employee Benefit Plans.

(a) Section 3.14(a) of the Seller Disclosure Schedule sets out an accurate list of (i) all management-level employees of the Targets and (ii) employees involved in the operation or management of the Targets’ business with an annual compensation in excess of RMB120,000, including each employee’s name and title and the total current base salary of all such employees. All full-time employees have entered into employment Contracts with the China OpCo and all part-time workers and interns have entered into labor service Contracts with the China OpCo in accordance with applicable Laws; provided that, in respect of those employees that have employment Contracts or labor service Contracts with a Subsidiary of the Seller (other than the Targets), such employment Contracts or labor service Contracts shall be assigned to China OpCo in accordance with this Agreement. China OpCo has entered into labor dispatch Contracts or labor outsourcing Contracts for the use of all dispatched workers and outsourced workers in the operation of the Targets’ business, and to the Seller’s knowledge, all dispatched workers and outsourced workers have entered into employment agreements with the third party labor dispatch or labor outsourcing companies with legally required qualification to provide labor dispatch or labor outsourcing services; provided that, in respect of those labor dispatch Contracts or labor outsourcing Contracts signed with a Subsidiary of the Seller (other than the Targets), such Contracts shall be assigned to China OpCo in accordance with this Agreement. No written notice of termination or of intention to terminate has been received in respect of or given by any management-level employee or any employee with annual compensation in excess of RMB120,000. The Targets have complied in all material respects with all applicable Laws related to labor or employment, including provisions relating to wages, hours, working conditions, part-time employees, dispatched workers, outsourced workers, interns, benefits, retirement, Social Insurance, equal opportunity and collective bargaining. There are no unpaid and outstanding salaries, Social Insurance fees, service fees, severance, retirement or bonus payments due to any current or former employees, part-time workers, dispatched workers, outsourced workers, interns of the Targets (other than salaries and bonuses due in the Ordinary Course of Business). There is no pending, or threatened, Action by or against any employee of any Target.

(b) Except as set forth in Section 3.14(b) of the Seller Disclosure Schedule, the Targets do not maintain, sponsor, contribute to or otherwise have any Liability under any Benefit Plans. The Targets have duly performed the Benefit Plans as set forth in Section 3.14(b) of the Seller Disclosure Schedule in accordance with the terms thereof.

(c) None of the Targets is a party or subject to any trade union or collective bargaining contract (and is not operating under any such expired contracts) and is not subject to a legal duty to bargain with any labor organization on behalf of employees; no trade union or collective bargaining contract is currently being negotiated by or involves the business of the Targets; and, to the Seller’s Knowledge, there are no attempts to organize employees of the Targets for collective bargaining or similar purposes.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(d) None of the employees currently or previously employed or otherwise engaged by the Targets, to the Seller’s Knowledge, is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to the Targets, and none of the Targets has received any notice alleging that any such violation has occurred. To the Seller’s Knowledge, none of the management-level employees of the Targets or employees of the Targets who are involved in the operation or management of the Targets’ business with an annual compensation in excess of RMB120,000 is obligated under any Contract, or subject to any governmental order, that would materially affect the performance of the employees’ work at the Targets.

(e) Neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, employee or other service provider of the Company, (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit, or (iii) result in any “parachute payment” under Section 280G of the United States Internal Revenue Code of 1986, as amended.

Section 3.15 Contracts. Section 3.15(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of each of the following Contracts (each a “Material Contract” and, collectively, the “Material Contracts”) to which any Target is a party or by which any Target is bound (including Contracts entered into by TH China or TH Shanghai in relation to the Targets’ business as currently conducted but excluding any Contract which constitutes a Company Lease or any Contract pursuant to which a Target licenses Intellectual Property, which is covered exclusively by Section 3.13 and Section 3.12, respectively):

(i) constitutes a joint venture agreement or partnership, or other similar agreement involving a sharing of profits, losses, costs or liabilities of any of the Targets with any other Person;

(ii) relates to the sale of any of the Targets’ assets in excess of RMB80,000;

(iii) relates to the acquisition by any of the Targets of any business, stock or assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise);

(iv) contains any provisions relating to volume commitments or minimum purchases;

(v) (A) limits the freedom of any of the Targets or their respective Affiliates after the Closing Date to engage in any line of business in any market or geographical area, or (B) grants a most-favored nation status or exclusivity to any Person;

(vi) involves any resolution or settlement of any actual or threatened Action against or involving any of the Targets and involving aggregate payments in excess of RMB80,000 that have not been discharged or paid in full prior to the date hereof.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(vii) Contracts relating to the purchase of goods or services, including food, food additives, equipment, decoration, or services, human resources, marketing, engineering, and IT services, in each case, with a consideration payable of more than RMB80,000 (whether entered into by China OpCo, TH China or TH Shanghai);

(viii) Contracts with labor dispatch companies and labor outsourcing companies to the extent not covered by sub-clauses (i) to (viii) above;

(ix) Contracts under which any Target paid a counterparty (including any Affiliate of any Target) or received from a counterparty an amount exceeding RMB80,000 (including any Affiliate of any Target) in the aggregate since June 30, 2023 to the extent not covered by sub-clauses (i) to (ix) above.

(b) Each Material Contract is legal, valid, and binding on the Target, or TH China/TH Shanghai (as applicable) in accordance with its terms and is in full force and effect; provided that such Material Contracts that were signed by TH China or TH Shanghai and are necessary for carrying on the Targets’ business and operating the restaurants as currently operated by the Targets shall be assigned to China OpCo in accordance with this Agreement. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to the Purchaser prior to the date hereof.

(c) None of the Targets, TH China or TH Shanghai or, to the Sellers’ Knowledge, any other party thereto is in material breach of or default under (or is alleged to be in material breach of or default under), has overdue payments or has provided or received any written notice of any intention to terminate, any Material Contract; provided that, it is understood and agreed that the A&R MDA was validly terminated by PLK APAC pursuant to the termination notice issued on May 2, 2024.

(d) Except as set forth in Section 3.15(d) of the Seller Disclosure Schedule,

(i) each Target, TH China and TH Shanghai (as applicable) is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of each Material Contract;

(ii) to the Seller’s Knowledge, each other Person that has or had any obligation or liability under any Material Contract is in compliance in all material respects with all applicable terms and requirements of such Contract;

(iii) no event has occurred, or circumstance exists that may contravene or conflict with in any material respect, or result in a material violation or breach of, or give any Target or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; and

(iv) no Target nor TH China or TH Shanghai has given to or received from any other Person, at any time any written notice or other communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Section 3.16 Taxes

(a) Except as set forth in Section 3.16(a) of the Seller Disclosure Schedule, there is no Tax Return required to be filed by the Targets on or before the Closing Date. Except as set forth in Section 3.16(a) of the Seller Disclosure Schedule, there is no Tax due and owing by the Targets (whether or not shown on any Tax Return). No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Targets.

(b) None of the Targets have been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. None of the Targets have any Liability for Taxes of any Person (other than itself), as transferee or successor, by contract, or otherwise.

(c) The Targets have complied in all material respects with all applicable Laws relating to the withholding of Taxes and there is no Tax required to be withheld and paid over to the Governmental Authority under all applicable Laws.

(d) None of the Targets have received any notice of deficiency or proposed adjustment in writing for any material Tax owed by it that has not been paid in full or otherwise resolved.

(e) None of the Targets have requested or received a ruling, technical advice memorandum or similar document in writing from any Governmental Authority or has signed a closing agreement with any Governmental Authority, in each case, that would have an adverse effect after the Closing.

(f) No jurisdiction in which any Target does not file a Tax Return has made a material claim or assertion in writing on or after the date of its formation that such Target is required to file a Tax Return in such jurisdiction.

(g) There are no Liens for Taxes upon the assets of any of the Targets.

(h) The Targets have complied in all material respects with all applicable transfer pricing requirement imposed by any Governmental Authority.

(i) To the extent applicable, the China OpCo is duly registered for PRC value added tax (“VAT”) purposes and has complied in all material respects with all requirements concerning VAT, including the collection and remittance of VAT and the issuance and collection of applicable invoices (fapiao).

(j) None of the Targets has participated in any Tax avoidance transaction in violation of applicable Laws.

(k) None of the Targets has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

Section 3.17 Insurance. Except as set forth in Section 3.17 of the Seller Disclosure Schedule,

(a) All policies to which any Target is a party or that provide coverage to any Target or any director or officer of a Target:

i. are valid, outstanding, and in full force and effect;

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

ii. are issued by an insurer that, to the Seller’s Knowledge, is financially sound and reputable;

iii. taken together, provide, to the Seller’s Knowledge, reasonably adequate insurance coverage for the assets and the operations of the Targets for all risks to which the Targets are normally exposed;

iv. are, to the Seller’s Knowledge, sufficient for compliance with all applicable Laws, Company Leases and Material Contracts to which any Target is a party or by which any of them is bound; and

v. to the Seller’s Knowledge, will continue in full force and effect following Closing.

(b) None of the Targets have received any written refusal of coverage, or any written notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(c) Each of the Targets have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Target is a party or that provides coverage to any Target or director thereof.

Section 3.18 Financial Statements; Internal Controls.

(a) The Financial Statements were prepared in accordance with GAAP, reflect the consistent application of such accounting principles throughout the periods involved and present fairly, the financial condition, results of operations and cash flows related to the Targets as at the respective dates of and for the periods referred to in such financial statements.

(b) The Targets have established and maintain systems of internal accounting controls which are reasonably expected to be established and maintained by businesses of similar size operating in the same industry and geographical areas. Such systems are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Targets’ assets. None of the Targets nor, to the Seller’s Knowledge, an independent auditor of the Targets has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Targets, (ii) any fraud, whether or not material, that involves the Targets’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Targets, or (iii) to the Seller’s Knowledge, any claim or allegation regarding any of the foregoing.

Section 3.19 Books and Records. The books and other records of the Targets: (a) are, or will be as of the Closing, in the possession of the Purchaser; (b) have been maintained in all material respects in accordance with all applicable Laws; and (c) are accurate and complete in all material respects.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Section 3.20 Permits. The Targets and the branch companies of China OpCo have obtained all permits and licenses from Governmental Authorities legally required to conduct the businesses as now being conducted (including without limitation the Food Operation Permit, the Fire Prevention Filing, and the Wastewater Discharge Permit) and to lease, license, occupy and operate its properties and assets (such permits and licenses, the “Permits”). Section 3.20 of the Disclosure Schedule sets forth a complete and accurate list of such Permits which have been obtained by the Targets and the branch companies of China OpCo and are currently in force. The Targets are in compliance in all material respects with the terms of the Permits. None of these Permits have been revoked, rescinded, amended or restricted, either in whole or in part, and the Targets were not notified or threatened in writing by the relevant Governmental Authority that such Permits will be revoked, rescinded, amended or restricted, either in whole or in part. To Seller’s Knowledge, there are no circumstances that could reasonably be expected to result in a revocation, rescission, amendment or restriction, either in whole or in part, of any Permit. No Target or branch company of China OpCo has made any untrue statement of a material fact or fraudulent statement to any Governmental Authority of any jurisdiction, or failed to disclose a material fact required to be disclosed to any Governmental Authority in obtaining any Permit.

Section 3.21 Payments.

(a) Except as set forth in Section 3.21(a) of the Seller Disclosure Schedule, there are no payments past the dates when due to (i) landlords, suppliers, vendors and other contracting counterparties of the Targets or (ii) contracting parties of TH China and TH Shanghai (as applicable) in relation to the business of the Targets (whether pursuant to the Transferring Contracts or otherwise). Except as set forth in Section 3.21(a) of the Seller Disclosure Schedule, there are no payments which are outstanding beyond the dates legitimately and reasonably expected by (i) landlords, suppliers, vendors and other contracting counterparties of the Targets or (ii) contracting parties of TH China and TH Shanghai (as applicable) in relation to the business of the Targets (whether pursuant to the Transferring Contracts or otherwise).

(b) Section 3.21(b) of the Seller Disclosure Schedule contains a true and accurate list of all amounts incurred (regardless of whether an invoice has been issued) (a) since May 31, 2024 , (b) in excess of RMB 250,000 and (c) that have not been paid in full, in each case, in connection with, to or with any supplier, contractor, or counterparty of any of the Targets or any supplier, contractor or counterparty of TH China or TH Shanghai in relation to the business of the Targets (whether pursuant to the Transferring Contracts or otherwise).

(c) Section 3.21(c) of the Seller Disclosure Schedule contains a true and accurate list of all advance payments and amounts on deposit in connection with, to or with any supplier, contractor, or counterparty of (i) any of the Targets under a Company Lease or Existing Contract and (ii) TH China or TH Shanghai (as applicable) in relation to the business of the Targets (whether pursuant to the Transferring Contracts or otherwise).

Section 3.22 Broker’s Fees.The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or other Transaction Documents for which the Purchaser or any of its Affiliates could become liable or obligated.

Section 3.23 Food Safety. The Targets are, and have always been, in compliance in all material respects with all applicable Food Safety Laws, including applicable requirements regarding food facility registration, produce safety, hazard analysis and preventive controls, current good manufacturing practices, protection against the intentional adulteration of food, supplier verification, sanitary transportation, food additives, allergen control, organic certification and labeling, food labeling and advertising, and substantiation of product claims.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Section 3.24 Deferred Contingent Consideration. Subject to entry into the Original SPA Termination Agreement by the parties thereto and completion of the actions required to be undertaken pursuant to the Original SPA Termination Agreement, the Seller has settled in full, or will settle, on or prior to Closing, any and all claims under the Original SPA, including, without limitation, the Deferred Contingent Consideration (as defined in the Original SPA).

Section 3.25 Disclosure. No representation or warranty of Seller in this Agreement and no statement in the Seller Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

Section 3.26 No Other Warranties. Except for the warranties contained in this Article III, the Seller makes no express or implied representation or warranty, and the Seller hereby disclaims any such representation and warranty (including any liability for any projection, forecast, statement or information made, communicated or furnished, orally or in writing, to the Purchaser or its Affiliates or Representatives with respect to the Targets and any opinion, information, projection, or advice that may have been or may be provided to the Purchaser or any of their Affiliates or Representatives by any Person).

Article IV
Representation and Warranties of Purchaser

The Purchaser hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date (except for such warranties that speak as of a specified date, in which case, such representations and warranties shall be made as of such specified date) as follows:

Section 4.1 Organization and Standing. The Purchaser is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment, and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted.

Section 4.2 Due Authorization and Enforceability. The Purchaser has all requisite corporate power and authority to execute and deliver the Transaction Documents to which the Purchaser is a party and to carry out and perform its obligations hereunder and thereunder. All action on the part of the Purchaser (and, as applicable, its officers, directors and/or shareholders) necessary to authorize the execution and delivery of the Transaction Documents to which it is a party and the performance of all obligations of the Purchaser thereunder, has been taken or will be taken prior to the Closing. This Agreement has been, and each of the other Transaction Documents to which the Purchaser is a party will be, duly executed and delivered by the Purchaser. This Agreement and each of the other Transaction Documents to which the Purchaser is a party are, or when executed and delivered by it, will be (assuming due execution and delivery by each of the other parties thereto) valid and legally binding obligations of the Purchaser and enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting creditors’ rights generally, and (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and to general equitable principles.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Section 4.3 No Conflicts. Neither the execution, delivery or performance by the Purchaser of, or compliance by the Purchaser with, this Agreement and the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby or thereby, will (a) result in any violation or breach by the Purchaser of any of its Charter Documents, (b) result in any violation, breach of default under any material Contract to which the Purchaser is party, (c) result in any violation of any applicable Law on the part of the Purchaser, or (d) require any Approvals by or with any Governmental Authority or any third party, except in each of the foregoing cases under (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of the Purchaser to consummate the Transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.4 Litigation. There are no Actions pending that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or the other Transaction Documents or consummate the transactions contemplated hereby or thereby.

Section 4.5 Investigation. The Purchaser has been afforded reasonable access to the books, records, stores, facilities and personnel of the Targets for the purposes of conducting a due diligence investigation of the Targets. The Purchaser has conducted a due diligence investigation of the Targets and has received answers to all material inquiries it has made with respect to the Targets.

Section 4.6 Broker’s Fees. The Purchaser has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or other Transaction Documents for which any Seller could become liable or obligated.

Section 4.7 No Other Warranties. Except for the warranties contained in this Article IV, the Purchaser does not make any express or implied representation or warranty pursuant to this Agreement, and the Purchaser hereby disclaims any such representation and warranty.

Article V
Covenants and Agreements

Section 5.1 Commercially Reasonable Efforts; Further Assurances. Each Party hereto shall from time to time and at all times hereafter, use its commercially reasonable efforts to make, do or execute, or cause or procure to be made, done or executed, such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement and other Transaction Documents, and to comply as promptly as practicable with any requirement of a Governmental Authority applicable to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.2 Absence of Certain Changes; Notification Obligations. From the Signing Date until the Closing, except (a) as specifically required by this Agreement or any of the Transaction Documents, or (b) with the prior written consent of the Purchaser, the Seller shall use its reasonable best efforts to refrain each Target from any change, event, condition, or development that is, or could reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect. The Seller shall give prompt notice to the Purchaser of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Seller contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date, and (b) any failure of the Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2 shall not limit or otherwise affect any remedies available to the Purchaser receiving such notice.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Section 5.3 Transaction Tax Filings. Within three (3) months from the Closing, the Seller shall properly make all Tax filings, reports, declarations, or other submissions in connection with the transactions contemplated by this Agreement to the extent required of Seller under applicable Law or by any Governmental Authority, including as necessary to establish an exemption (or reduced rate of) Tax or with regard to the Bulletin on Certain Issues regarding Indirect Transfers of Property by Non-Resident Enterprises issued by the State Administration of Taxation of the People’s Republic of China, dated February 3, 2015 (“Bulletin 7,” and all such Tax filings, the “Transaction Tax Filings”) and pay any Tax due thereunder in connection with the transactions contemplated hereby. The Seller shall provide the Purchaser a final draft of any Transaction Tax Filings in respect of the transfer of the Shares or where a Target is the relevant taxpayer at least ten (10) Business Days prior to their submission for Purchaser’s review and approval. The Seller shall deliver to the Purchaser copies of any written receipts or confirmations received from a Governmental Authority relating to a Transaction Tax Filing promptly following its receipt of any such receipt or confirmation and any other written notices issued by a Governmental Authority relating to the transactions contemplated by this Agreement promptly following its receipt of any such notice.

Section 5.4 Pre-Closing Covenants. From the Signing Date until the Closing Date, Sellers will cause each Target to: (a) conduct its business only in the Ordinary Course of Business; (b) use their best efforts to keep available the services of the current management, and maintain relations with suppliers, landlords and others having business relationships with the Targets; and (c) take the actions listed in Schedule 2 hereto that are indicated as being required to be completed on or prior to Closing.

Section 5.5 Mutual Assistance. Following the Closing, each of the Purchaser and the Seller shall (and shall cause their Affiliates to) provide the other Party with such assistance as may be reasonably requested in connection with the preparation of any Tax Return, any audit or any examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to each Target.

Section 5.6 Post-Closing Actions. The Seller shall use all reasonable endeavors to procure that each of the actions set forth in Schedule 3 hereto, which are indicated as being required to be completed post-Closing, is completed by no later than 90 days after the Closing Date.

Article VI
Conditions

Section 6.1 Conditions to the Obligation of each Party. The obligations of each Party to proceed to the Closing are subject to the satisfaction or waiver (where legally permissible) of the following conditions on or prior to the Closing:

(a) no applicable Laws shall have been adopted or promulgated after the date of this Agreement by any Governmental Authority, and no temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction (an “Injunction”) shall be in effect, in any case having the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby;

(b) no Action shall have been initiated or threatened by any Governmental Authority seeking an Injunction having the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Section 6.2 Conditions to the Purchaser’s Obligations. The obligation of the Purchaser to proceed to the Closing is subject to the satisfaction or waiver of the following conditions on or prior to the Closing:

(a) each of the Seller’s Fundamental Representations shall be true and correct in all respects when made and at the Closing as if made anew as of such time (except to the extent any such warranty expressly relates to an earlier date, as of such earlier date);

(b) each of the warranties of the Seller contained in Article III (other than the Seller’s Fundamental Representations) shall be true and correct in all material respects when made and at the Closing as if made anew as of such time (except to the extent any such warranty expressly relates to an earlier date, as of such earlier date);

(c) each of the Seller and the Company shall have performed in all material respects all of the covenants and agreements under this Agreement (except for the actions set forth Schedule 2, which shall be performed in all respects) that are required to be performed by it at or prior to the Closing; and

(d) the Seller shall have delivered to the Purchaser a certificate signed by an authorized director or officer of the Seller, dated the Closing Date, certifying that, to the knowledge and belief of such director or officer, the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been fulfilled.

Section 6.3 Conditions to the Seller’s Obligations. The obligation of the Seller to proceed to the Closing is subject to the satisfaction or waiver of the following conditions on or prior to the Closing:

(a) each of the Purchaser’s Fundamental Representations shall be true and correct in all respects when made and at the Closing as if made anew as of such time (except to the extent any such warranty expressly relates to an earlier date, as of such earlier date);

(b) each of the warranties of the Purchaser contained in Article IV (other than the Purchaser’s Fundamental Representations) shall be true and correct in all material respects when made and at the Closing as if made anew as of such time (except to the extent any such warranty expressly relates to an earlier date, as of such earlier date);

(c) the Purchaser shall have performed in all material respects all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing; and

(d) the Purchaser shall have delivered to the Seller a certificate signed by an authorized director or officer of the Purchaser, dated the Closing Date, certifying that, to the knowledge and belief of such director or officer, the conditions specified in Section 6.3(a) through (c) have been fulfilled.

Section 6.4 No other Conditions. Each Party agrees that, except as may be otherwise agreed in writing between the Seller and the Purchaser, the Closing is not subject to any conditions (including any condition as to availability of financing to the Purchaser) other than those conditions expressly set forth in this Article VI.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Article VII
Indemnification

Section 7.1 Indemnification by the Seller. The Seller hereby agrees to, from and after the Closing, indemnify and hold harmless the Purchaser and its successors and permitted assigns and any of its Affiliates, and their respective officers, directors, and employees (each, a “Purchaser Indemnified Party”) from and against any and all Indemnifiable Losses that were actually suffered by such Purchaser Indemnified Party as a result of, or arising from (a) any breach of, or inaccuracy in any representation or warranty made by the Seller in Article III, (b) [****], and (c) [****].

Section 7.2 Indemnification by the Purchaser. The Purchaser hereby agrees to, from and after the Closing, indemnify and hold harmless the Seller and their respective successors and permitted assigns and any of its Affiliates, and their respective officers, directors, and employees (each, a “Seller Indemnified Party”) from and against any and all Indemnifiable Losses that were actually suffered by the Seller Indemnified Party as a result of, or arising from any breach of or inaccuracy in any representation or warranty made by Purchaser in Article IV.

Section 7.3 Survival. Each of the Seller’s Fundamental Representations and the Purchaser’s Fundamental Representations shall survive the Closing until the (3rd) anniversary of the Closing Date. Each of the representations and warranties of the Seller set forth in Article III (other than the Seller’s Fundamental Representations) and the representations and warranties of the Purchaser set forth in Article IV (other than the Purchaser’s Fundamental Representations) shall survive the Closing until the date falling 12 months after the Closing Date. Those covenants and agreements contained in Article V that by their terms expressly apply in whole or in part at or after the Closing shall survive the Closing in accordance with their respective terms.

Section 7.4 Right to Cure. None of the Seller and the Purchaser shall be liable for any claim made by a Purchaser Indemnified Party or a Seller Indemnified Party (as applicable) pursuant to this Article VII to the extent any breach or circumstances underlying such claim has been remedied or otherwise cured by the Seller or the Purchaser (as applicable) after such claim is made (to the extent that, as a result of such cure, such Purchaser Indemnified Party or Seller Indemnified Party (as applicable) has not actually suffered Indemnifiable Losses in connection with or attributable to the matters giving rise to such claim).

Section 7.5 Limitation of Liability.

(a) The Seller’s aggregate liability in respect of all claims against it in respect of a breach of any of the Seller’s Fundamental Representations shall not exceed the Purchase Price. The Seller’s aggregate liability in respect of all claims against it (other than in respect of a claim relating to a breach of any of the Seller’s Fundamental Representations) under or in connection with the terms of this Agreement shall not exceed [****]. The Seller’s aggregate liability in respect of all claims against it under or in connection with the terms of this Agreement (other than in respect of (i) a claim relating to a breach of any of the Seller’s Fundamental Representations, (ii) a claim relating to a breach of the representations and warranties set forth [****], or (iii) an indemnity claim under Section 7.1(b) or Section 7.1(c)) shall not exceed US$[****]. The Seller’s aggregate liability in respect of all claims against it under or in connection with the terms of this Agreement shall not exceed the Purchase Price. For the avoidance of doubt, any amount that has been deducted from the Agreed Hold Back Amount in accordance with Section 2.3 shall be taken into account in determining the Seller’s liability in respect of claims under this Agreement.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(b) The Purchaser’s aggregate liability in respect of all claims against the Purchaser under or in connection with the terms of this Agreement shall not exceed the Purchase Price.

(c) The Seller shall not be liable to any Purchaser Indemnified Party for any claim for indemnification pursuant to Section 7.1, other than a claim for indemnification arising out of or resulting from a breach of a Seller’s Fundamental Representation, unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Seller equals or exceeds US$[****].

(d) The Seller shall not be obligated to indemnify any Purchaser Indemnified Party with respect to any Indemnifiable Loss to the extent that the Purchaser received a benefit from the reflection of such matter in the calculation of the Purchase Price or deduction from the Agreed Hold Back Amount pursuant to Section 2.3.

(e) The Seller shall not be liable to any Purchaser Indemnified Party for any claim for indemnification pursuant to Section 7.1 for any liability to the extent that the loss, liability or cost giving rise to the liability has been Finally Determined to have arisen directly as a result of gross negligence or wilful default of the Purchaser or any of its Affiliates.

(f) The Purchaser may not recover from the Seller under this Agreement more than once in respect of any loss or Indemnifiable Loss arising from the same fact, matter, event or circumstance, regardless of whether more than one claim arises in respect of it, and shall not be entitled to recover twice in respect of any given damages, payment, deduction from the Purchase Price, reimbursement, restitution or indemnity under or pursuant to this Agreement, and there shall be no double recovery in respect of any loss or Indemnifiable Loss.

Section 7.7 Procedures.

(a) In order for a Purchaser Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of an Indemnifiable Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail (taking into account the information then available to the Indemnified party) the facts giving rise to any claim for indemnification hereunder (the “Claim Information”) and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is prejudiced by such failure.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof, at the expense of the Indemnifying Party, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party and the Indemnifying Party’s professional advisors, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required for such defense by the Indemnifying Party or its professional advisors. Regardless of whether the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent.

(c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against such Indemnified Party, the Indemnified Party shall deliver notice of such claim containing the Claim Information promptly to the Indemnifying Party, and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing other business assistance with respect to such matters.

Section 7.8 Additional Indemnification Provisions. The amount of any and all Indemnifiable Losses under this Article VII shall be determined net of (i) the amount of any Tax benefit actually realized (determined on a “with and without” basis) in the taxable period of the Indemnifiable Loss or any prior taxable periods by any party seeking indemnification hereunder arising in connection with the accrual, incurrence or payment of any such Indemnifiable Losses and (ii) any insurance, indemnity, reimbursement arrangement, contract or other proceeds that have been actually recovered or are recoverable to, realized and retained by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification, in each case of clauses (i) and (ii), net of any costs or expenses incurred in the procurement thereof (each, an “Alternative Recovery”). In the event that the Indemnified Party receives recovery of any amount pursuant to an Alternative Recovery for which it has already been indemnified by the Indemnifying Party hereunder, the Indemnified Party will promptly refund an equal amount to the Indemnifying Party.

Section 7.9 Treatment of Indemnification Payments. Following the Closing, any payment made pursuant to this Article VII shall be treated by the parties hereto, to the extent permitted by Law, for federal income Tax and other applicable Tax purposes, as an adjustment to the cash proceeds received by the Seller in the transaction contemplated by this Agreement.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Article VIII
Termination

Section 8.1 Grounds for Termination. This Agreement may be terminated as between the Parties:

(a) at any time prior to the occurrence of the Closing by the mutual written consent of the Seller and the Purchaser;

(b) by the Seller or the Purchaser if the Closing shall not have been consummated on or before July 31, 2024 or such other date as may be agreed by the Seller and the Purchaser in writing (the “Long Stop Date”), provided, however, that the Seller or the Purchaser, as applicable, shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) if, (i) with respect to the termination right of the Seller, the Seller, or (ii) with respect to the termination right of the Purchaser, the Purchaser, has breached this Agreement and such breach has resulted in the Closing not having been consummated on or before the Long Stop Date; and

(c) by the Seller or the Purchaser if there has been a material misrepresentation or material breach of a representation, warranty, covenant or agreement contained in this Agreement on the part of the Purchaser (in case of termination by a Seller) or a Seller (in case of termination by the Purchaser), and such breach is not curable or, if curable, has not been cured within thirty (30) days after the delivery of notice of breach by the non-breaching Party, provided, however that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Seller or the Purchaser (as the case may be), if such Party is then in material breach of this Agreement.

Section 8.2 Effect of Termination. Upon any termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become wholly void and of no effect with respect to the applicable Parties and such Parties shall be released from all future obligations hereunder, provided that (i) nothing herein shall relieve any such Party from liability for any breach of this Agreement occurring prior to such termination, and (ii) the provisions of Article I, Article VII, this Article VIII and Article IX shall remain in full force and effect pursuant to their terms and survive any termination of this Agreement.

Article IX
Miscellaneous

Section 9.1 Governing Law; Jurisdiction. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof shall be governed by, construed and enforced in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof, except that the internal affairs of the Company and any provisions of this Agreement that are expressly or otherwise required to be governed by the Cayman Act, shall be governed by the Laws of the Cayman Islands (without giving effect to choice of law principles thereof) in respect of which the Parties irrevocably submit to the non-exclusive jurisdiction of the Courts of the Cayman Islands. Subject to the immediately preceding sentence, all Actions arising out of or relating to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby shall be heard and determined exclusively in the Court of Chancery of the State of New York, or to the extent such Court does not have subject matter jurisdiction, any federal court within the State of New York (and any courts having jurisdiction over appeals therefrom), and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such Action.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Section 9.2 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, the other Transaction Documents OR THE TRANSACTIONS CONTEMPLATED HEREBY and thereby, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.2.

Section 9.3 Specific Performance. Each Party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limitation to any other remedy or right it may have, the non-breaching Party will have the right to seek an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

Section 9.4 Entire Agreement. This Agreement, the other Transaction Documents and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, and any other written agreements entered into concurrently with this Agreement in connection with the transactions contemplated hereby or thereby, constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, and warranties, whether written or oral, among the Parties hereto with respect to the subject matter hereof; provided, however, that nothing in this Agreement or the other Transaction Documents shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the Purchaser or any of its Affiliates thereof prior to the date of this Agreement.

Section 9.5 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations hereunder may not be assigned by any Party without the prior written consent of the other Parties. Notwithstanding the foregoing, this Agreement and the rights and obligations herein may be assigned by the Purchaser or the Seller to any of their respective Affiliates, provided that such Affiliate agrees in writing to be bound by and subject to all the terms and conditions of this Agreement, and that no such assignment shall relieve the Purchaser or the Seller, as applicable, of its obligations hereunder.

Section 9.6 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing to the number or address set forth in Schedule 1 hereto, and shall be conclusively deemed to have been duly given (a) when hand-delivered to the other Parties, upon delivery; (b) when sent by electronic mail, upon receipt of confirmation of error-free transmission or, in the case of electronic mail, upon such mail being sent unless the sending Party subsequently learns that such electronic mail was not successfully delivered; or (c) three (3) Business Days after deposit with an overnight delivery service, postage prepaid with next-business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.6, by giving the other Parties written notice of the new address in the manner set forth above.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Section 9.7 Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of the Seller and the Purchaser. Any term of this Agreement may be waived only with the written consent of the Party against whom such waiver is effective.

Section 9.8 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party hereto upon any breach or default of any other Party hereto under this Agreement shall impair any such right, power or remedy of such Party, nor shall it be construed to be a waiver of any such breach or default, or of an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall it be construed to be any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party hereto of any breach or default under this Agreement or any waiver on the part of any Party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party hereto, shall be cumulative and not alternative.

Section 9.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile and e-mailed copies of signatures in portable document format (PDF) shall be deemed to be originals for purposes of the effectiveness of this Agreement.

Section 9.10 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly reflects the Parties’ intent in entering into this Agreement.

Section 9.11 Confidentiality; Publicity.

(a) Each Party hereto undertakes to each other Party that, it shall not disclose (including through its Representatives) to any third party any Transaction Confidential Information except that each Party, as appropriate, may disclose any such information to its Representatives on an as-needed basis in connection with the negotiation and consummation of the transactions contemplated hereby, in each case only where such Representatives are under appropriate nondisclosure obligations.

(b) The Seller shall and shall ensure that each of its Affiliates shall not disclose (including through its Representatives) to any third party any PLK Confidential Information without the prior written consent of the Purchaser.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(c) For the avoidance of doubt, Section 9.12(a) and (b) shall not prohibit disclosure or use of any Confidential Information if and to the extent: (i) subject to Section 9.11(d) below, the disclosure or use is required by Law or any Governmental Authority; or (ii) the disclosure is made to the disclosing Party’s Representatives, in each case only where such Representatives are under appropriate nondisclosure obligations.

(d) Notwithstanding Section 9.12(a), (b) and (c), if any Party is requested or becomes legally compelled (including without limitation, pursuant to securities Laws) to disclose the existence or content of any of the Confidential Information in contravention of the provisions of this section, such Party shall promptly provide such other Party with written notice of that fact so that such other Party may seek a protective order, confidential treatment or other appropriate remedy and in any event shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(e) No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby or otherwise communicate with any news media in respect of the same without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), unless otherwise required by Law, in which case each Party shall have the right to review and comment on such press release or announcement prior to publication (to the extent permissible by Law).

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IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

Seller:

TH International Limited

By:
Name:
Title:	Authorized Signatory

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

PURCHASER:

PLK APAC Pte. Ltd.

By:
Name:
Title:	Authorized Signatory

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

COMPANY:

PLKC International Limited

By:
Name:
Title:	Authorized Signatory

[Signature Page to Share Purchase Agreement]